Exhibit 15.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-200633) of Xunlei Limited of our report dated March 21, 2014 relating to the consolidated financial statements as of December 31, 2013 and for each of the two years in the period ended December 31, 2013, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Hong Kong

April 20, 2015